                                                                   EXHIBIT 4.3

                              AMENDED AND RESTATED

                        PHOENIX INTERNATIONAL LTD., INC.

                             STOCKHOLDERS AGREEMENT



     THIS AGREEMENT, effective as of the 31st day of August, 1993, by, between and among PHOENIX INTERNATIONAL LTD., INC., a Florida corporation (hereinafter referred to as the "Corporation") and the stockholders named herein who execute this Agreement (individually referred to herein as "Stockholder" and collectively as "Stockholders")



                              W I T N E S S E T H


     WHEREAS, the Corporation is authorized to issue Ten Million (10,000,000) shares of Class A Voting Common Stock, par value .01 per share, One Million (1,000,000) shares of Class B Voting Common Stock, par value One Dollar ($1.00) per share, Two Hundred Thousand (200,000) shares of Class C Voting Common Stock, par value Five Dollars ($5.00) per share, Fifty Thousand (50,000) shares of Class D Non-Voting Common Stock, par value Ten Dollars ($10.00) per share, and One Million (1,000,000) shares of Class E Non-Voting Common Stock, par value Two Dollars and 50/100 ($2.50) per share (all classes hereinafter collectively referred to as "Stock"), of which shares of the various classes of stock are issued and outstanding as indicated opposite the name of each Stockholder indicated on Exhibit A, attached hereto, and the signature page or counterpart signature page.

     WHEREAS, the Stockholders and the Corporation desire to enter into an agreement which imposes certain restrictions and obligations on themselves and on the shares of the Corporation's common stock in order to provide for the continuity of the Corporation's management and to promote a harmonious relationship among the Stockholders.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

     1. Parties Subject to Agreement. This Agreement will be binding upon the Stockholders who are parties to this Agreement, the Corporation and each and every person, firm or corporation claiming by, through or under them, or any of them.

     2. Notice on Stock Certificates & Restrictions on Transfer Agents. No officer, director, transfer agent or employee of the Corporation will cause or permit any certificate representing Stock


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("Certificate") to be issued without proof of compliance with the terms of this
Agreement. Every Certificate now or hereafter owned by a Stockholder or anyone claiming by, through or under any of them (whether owned by such Stockholder individually or collectively with any other person, firm or corporation) will bear a legend, in addition to any other legend on the certificate required to secure an offering exemption under the Securities Act of 1933, which will give notice of the terms of this Agreement to all others in form and content substantially as follows:

      NOTICE IS HEREBY GIVEN that the transfer of the securities represented by this Certificate is restricted by the issuer, and all rights, powers, restrictions, limitations, redemption, and repurchase privileges reserved by the Corporation and its Stockholders are hereby incorporated into and made a part hereof as embodied in that certain Stockholders Agreement dated the 31st day of August, 1993, as amended. The Agreement is on file in the principal office of the Corporation.

      3. REVOCATION OF PRIOR AGREEMENTS. Any and all prior agreements relative to the purchase and sale of the Stockholders' shares of Stock in the Corporation are hereby revoked, and the provisions of this Agreement alone shall be determinative of the terms and conditions of the purchase and sale of their respective shares of Stock. The purpose of this Agreement is to control the purchase and sale of the Corporation's Stock after it has been acquired by a Stockholder and to provide for the management of the Corporation in an harmonious manner.

     4. RESTRICTIONS ON DISPOSITION. The Stock of the Corporation is restricted and may not be disposed of by a Stockholder in the absence of an effective registration statement under the Securities Act of 1933 or an opinion of counsel satisfactory to the Corporation that registration is not required.

     For purposes of this paragraph 4, the terms "dispose" or "disposed of" includes, but is not limited to, the acts of selling, assigning, transferring, giving, and any other form of voluntary conveyance. Under no circumstances may a Stockholder's shares of Stock in the Corporation be pledged or otherwise encumbered without the prior written consent of the Corporation.

     5. OFFICERS AND DIRECTORS.

     (a) Officers. Bahram Yusefzadeh shall serve as President of the Corporation until his resignation, death or physical or mental incapacity, provided he owns or controls fifty-one (51%) percent or more of the voting stock of the Corporation. The Stockholders agree that no action shall be taken or permitted, either by the Stockholders or the Board of Directors which will cause Bahram Yusefzadeh to be removed as President without his consent. Any



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other corporate officers shall be elected and removed by the Board of Directors pursuant to the By-laws adopted by the Stockholders. The Corporation shall cause to be executed an employment agreement with Bahram Yusefzadeh in the form attached as Exhibit C.

     (b) Directors. The Board of Directors of the Corporation shall consist of nine (9) members. Four (4) of the directors shall be elected by the Stockholders owning Class B Voting Common Stock and Class C Voting Common Stock. Five (5) of the directors shall be elected by the Stockholders owning Class A Voting Common Stock. A director may only be removed, with or without cause, by a majority vote in favor of same of the Stockholders who are eligible to elect the director. The Stockholders agree to do or cause to be done all acts necessary to effect this provision, including the amendment of the Corporation's Articles of Incorporation, pursuant to
Section 607.0804, Florida Statutes.

     6.   ACTIONS REQUIRING MAJORITY AND SUPER MAJORITY VOTE OF BOARD OF
DIRECTORS.

     (a) Except as provided in subparagraph (b) of this paragraph 6, actions by the Board of Directors shall require a majority vote in favor of the proposed corporate action.

     (b) Subject to paragraph 7, the following corporate action shall require a favorable vote of at least seven (7) of the nine (9) members of the Board of
Directors:

     (i)  the sale of substantially all of the assets of the Corporation;

     (ii) the offer, sale, or issuance of Stock of the Corporation to one or more third parties.

    (iii) the liquidation of the Corporation;

     (iv) the merger, consolidation or reorganization of the corporation with any other corporation or legal entity;

     (v)  filing of a petition under the Bankruptcy Act.

     7.   CALL OPTION IN FAVOR OF BAHRAM YUSEFZADEH.

     (a) Sale of Assets/Stock. In the event the Corporation receives a bona fide offer from a third party to purchase either substantially all of the assets of the Corporation or the Stock of the Corporation, and at least seven (7) members of the Board of Directors, other than Bahram Yusefzadeh, vote in favor of accepting said offer, Bahram Yusefzadeh shall have the option to purchase all of the Class B Voting Common Stock, Class C Voting Common Stock, Class D Non-Voting Common Stock and Class E Non-Voting Common Stock of the Corporation. Bahram Yusefzadeh shall have the option to


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purchase said Stockholders' Stock in an amount equal to a proportionate share of the purchase price set forth in the offer based upon the ownership interest in the Corporation of Class B Voting Common Stock, Class C Voting Common Stock, Class D Non-Voting Common Stock and Class E Non-Voting Common Stock. Subject to paragraph (c) of this Agreement, Bahram Yusefzadeh shall purchase the Stock of the Corporation on the same terms and conditions as set forth in the offer. If the transaction involves a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, then the language "the same terms and conditions" shall mean that the purchase price must be increased by the effective rate of federal and state income tax otherwise payable by said Stockholders in a transaction with respect to which Section 368 would not apply. Paragraphs 11 and 12 hereof shall not apply to the purchase pursuant to this paragraph 7(a). This paragraph shall not apply to any public offering of the Stock of the Corporation.

     (b) Liquidation. If at least seven (7) members of the Board of Directors, other than Bahram Yusefzadeh, vote in favor of the liquidation of the Corporation, Bahram Yusefzadeh shall have the option to purchase all of the Class B Voting Common Stock, Class C Voting Common Stock, Class D Non-Voting Common Stock and Class E Non-Voting Common Stock in an amount equal to the pro rata share of the fair market value of the Corporation determined as follows:

     1. The Stockholders shall establish a value of the Corporation, taking into account such factors as they shall deem appropriate.

     2. If the Stockholders fail to agree upon the fair market value of the Corporation within thirty (30) days following the proposed action by the Board of Directors to liquidate the Corporation, then the Stockholders owning Class B Voting Common Stock and Class C Voting Common Stock will select an appraisal firm to value the Corporation and Bahram Yusefzadeh will select an appraisal firm to value the Corporation. If the valuations do not differ by more than fifteen percent (15%), the average of the two appraisals will be the fair market value of the Corporation. If the valuations differ by more than fifteen percent (15%), a third appraisal firm will be selected by the Stockholders owning Class B Voting Common Stock, Class C Voting Common Stock, and Bahram Yusefzadeh. The average of the three valuations will be the value of the Corporation.

          If the parties cannot agree upon a third appraisal firm, the parties agree to submit the issue of the selection of an appraisal firm to the Arbitration Committee of the Orange County Bar Association, Orange County, Florida. The decision



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     of the arbitration committee as to a third appraisal firm shall be binding upon the parties.

          Unless the parties otherwise agree, except for the third appraisal, the cost of which will be paid by the Corporation, each party shall pay the fees to the appraisal firm selected by that party. Paragraphs 11 and 12 hereof shall not apply to the purchase pursuant to this paragraph 7(b).

     c. Term of option. Bahram Yusefzadeh shall have six (6) months from the date of the meeting at which the corporate action described in this paragraph 7 was taken within which to exercise his option and close the purchase of Stock.

     8.   OPTION UPON INVOLUNTARY TRANSFER.

          (a) If other than by reason of an individual Stockholder's death shares of Stock are transferred by operation of law to any person (such as, but not limited to, a Stockholder's trustee in bankruptcy, purchaser at any creditor's or court sale or the guardian or conservator of an incompetent Stockholder), the Corporation, within sixty (60) days of its receipt of actual notice of transfer, may exercise an option to purchase all or a portion of the shares so transferred at the price determined in accordance with paragraph 11.2 hereof, payable in accordance with paragraph 12(b) hereof. If the Corporation fails to exercise the option, the other Stockholders shall have the right to exercise the option on their own behalf for ten (10) additional days in the manner and under terms set forth herein.

     The other Stockholders shall have the option to purchase all or the balance of the offered Stock for the purchase price and terms set forth in paragraphs 11.2 and 12, respectively. Each of the other Stockholders shall have the option to purchase that proportion of the selling Stockholder's Stock as the number of shares owned by him or it bears to the total number of shares owned by all non-selling Stockholders. If a non-selling Stockholder refuses to exercise his or its option to purchase his or its full proportionate shares, the other non-selling Stockholders who have exercised their options may purchase the remaining unpurchased Stock in proportion to their interest in the Corporation.

          (b) If a Stockholder which is a corporation is involved in any transaction pursuant to which voting control is transferred to other individuals or to an unrelated entity, or if a Stockholder which is a corporation does not use any products developed, produced or marketed by Corporation, the Corporation and the other Stockholders shall have the option to purchase all of the Stock of the Corporation owned by such Stockholder exercised in the manner set forth in this paragraph 8. A Stockholder shall be deemed to use a product of the Corporation if it or any of its affiliates




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utilizes the Corporation's products in the normal course of its operations.

          (c) If neither the Corporation nor the other Stockholders exercise their options to this paragraph 8, said selling Stockholder's stock may be transferred by operation of law, provided the purchaser of said Stock becomes a party to this Agreement.

     9.   TERMINATION OF STOCKHOLDER'S EMPLOYMENT.

     (a) If any Stockholder's employment with the Corporation is terminated for any reason (other than by death or disability) on or before March 1, 1998, such Stockholder shall on the date of termination of employment transfer to the Corporation all of his Stock of the Corporation for Ten Dollars ($10.00). This provision shall not apply to Bahram Yusefzadeh or Terry J. Soifer, nor to Stockholders holding Class B Voting Common Stock, Class C Voting Common Stock, Class D Non-Voting Common Stock or Class E Non-Voting Common Stock.

     Each such Stockholder expressly acknowledges and agrees that the Stock issued in his name, or held in a Voting Trust on his behalf was issued by the Corporation upon the express condition that his employment continue until the earlier of (i) the date of a public offering of Stock of the Corporation, or
(ii) March 1, 1998. In the event any Stock issued in said Stockholder's name is held in a Voting Trust, the Stockholder agrees to deliver to the Trustee under the Voting Trust Agreement a blank Stock Power with authority given to the Trustee to transfer said Stock to the Corporation pursuant to the terms of this Agreement, and specifically, this paragraph 9.

     (b) If a Stockholder's employment with the Corporation is terminated due to death or disability, the Stockholder, his estate or his guardian shall not be required to sell all of his Stock of the Corporation, but shall have the option to offer to sell the Stock to the Corporation and/or the other Stockholders for the purchase price and terms set forth in paragraphs 11.2 and 12(b). If the offer to sell is not accepted by the Corporation and/or the other Stockholders the deceased or disabled Stockholder shall have the right to sell the Stock to a third party, provided that the Corporation and/or Stockholders shall have the right of first refusal if the terms and conditions of the purchase by a third party are more favorable to the purchaser than those set forth in paragraphs
11.2 and 12(b).

     10.  DEATH OR DISABILITY OF BAHRAM YUSEFZADEH.

     (a) Option. In the event of Bahram Yusefzadeh's death or disability, Bahram Yusefzadeh, his estate or his guardian, as the case may be, shall not be required to sell all of his Stock of the




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Corporation.  Rather, Bahram Yusefzadeh (or the personal representative of his estate or his legal guardian) shall have the option to offer to sell his Stock to the Corporation or the remaining Stockholders for the purchase price and on the terms set forth in accordance with paragraph 11.2 and 12(b) hereof. The Corporation and the Stockholders shall have the option to purchase said Stock owned by Bahram Yusefzadeh pursuant to such terms. If the offer to sell is not accepted by the Corporation and/or the Stockholders, Bahram Yusefzadeh shall have the right to sell the Stock to a third party, provided that the Corporation and/or Stockholders shall have the right of first refusal if the terms and conditions of the purchase by a third party are more favorable to the third party purchaser than those set forth in paragraphs 11.2 and 12(b).

     The offer to sell shall be exercised by Bahram Yusefzadeh, (or the personal representative of his estate or his legal guardian) giving notice of his offer to sell within one hundred twenty (120) days following the applicable Valuation Date defined in paragraph 11.1.

     (b) Voting Trust. In the event Bahram Yusefzadeh (or his personal representative or legal guardian) elects not to exercise the Option granted in paragraph 10(a) above, then upon Bahram Yusefzadeh's death or disability, the Stock owned by Bahram Yusefzadeh at the time of his death or disability shall be transferred to a Voting Trust in the form attached hereto as Exhibit B. The Trustees of said Voting Trust shall be Bradley J. Davis, O. Jay Tomson and Terry J. Soifer. The term of the Voting Trust shall not exceed ten (10) years. In the event the Corporation issues Stock in a public offering during the term of the Voting Trust, said Voting Trust shall terminate on the effective date of the public offering.

     (c) Life Insurance. The Corporation agrees to acquire and maintain in effect, at its sole expense, an insurance policy insuring the life of Bahram Yusefzadeh in the amount of One Million Dollars ($1,000,000). In the event of Bahram Yusefzadeh's death prior to any public offering of the Stock of the Corporation, the proceeds shall be paid to the beneficiary(ies) designated by Bahram Yusefzadeh from time to time.

     11. PRICE. The purchase price payable by the Corporation or Stockholder ("Purchaser") to the owner of Stock ("Selling Stockholder") purchased by the Purchaser pursuant to the applicable provisions of this Agreement is provided in this paragraph.

     11.1 VALUATION DATE. The Purchase Price for the Stock purchased and sold pursuant to the terms hereof shall be at the fair market value thereof, determined as of the last day of the calendar month immediately preceding the event precipitating the




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sale ("Valuation Date").  The Valuation Date shall mean the applicable date among the following:

      (a) in the case of disability, (as defined in paragraph 11.4) the last day of the calendar month preceding the earlier to occur of the completion of the applicable one (1) year period of disability or the determination of disability by the applicable insurer; or

      (b) in the case of death, the last day of the calendar month preceding the date of death; or

      (c) in the case of termination of employment, the last day of the calendar month preceding the date of termination of employment.

      The purchase price shall be determined as of the Valuation Date.

      11.2 PURCHASE PRICE. The purchase price of the Stock will be the amount agreed upon by the Purchaser and the Selling Stockholder, or, in the absence of any such agreement, a proportionate part of the fair market value of all of the Stock of the Corporation as of the Valuation Date based upon the Stockholder's Stock ownership. Absent a mutual agreement of the parties, the fair market value will be determined by reference to the procedure described in paragraph 11.3 hereof.

     11.3 PROCEDURE FOR APPRAISAL. The fair market value of the Corporation for purposes of this Agreement shall be its fair market value determined by appraisers as set forth in this paragraph. One appraiser shall be selected by the terminating Stockholder or his personal representative and one appraiser selected by the Corporation. The fair market value of the Corporation shall be the average of the two appraisals if the valuations do not differ by more than fifteen percent (15%). If the valuations differ by more than fifteen percent (15%), and the parties do not otherwise reach an agreement as to the valuation, then a third appraiser shall be selected by the other two appraisers. The fair market value of the Corporation shall be the average of the three appraisals so made. If the two appraisers cannot agree upon the third appraiser, then the issue shall be submitted to the Arbitration Committee of the Orange County Bar Association, Orange County, Florida. The Arbitration Committee's decision as to the third appraiser shall be binding upon the parties.

     11.4 DEFINITION OF DISABILITY. For purposes of this Agreement, "Disability" shall mean a Stockholder's continuous disability for a period of one (1) year resulting in his inability to perform the usual and customary duties of his employment as an employee of the Corporation.




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12.  TERMS OF PAYMENT.

     (a) If a disabled Stockholder dies prior to completion of the disability payments, the Corporation shall nonetheless remain obligated to pay his estate the full amount of the "disability" buy-out purchase price.

     (b) The purchase price shall be payable in sixty (60) successive equal monthly installments (including interest), the first installment due on the first (1st) day of the first calendar month following the Closing Date and continuing monthly thereafter. Unpaid balances of the purchase price shall bear interest at the prime rate being charged on the Valuation Date by the Corporation's principal bank, and interest shall be paid concurrently with payment of each installment of principal. A non-negotiable promissory note evidencing the deferred portion of the purchase price and interest thereon shall be executed by the Purchaser and delivered to the Seller. The purchaser shall have the right to prepay all or any portion of the obligation represented by the note together with interest to the date of prepayment at any time without premium or penalty; however, any prepayment shall first be applied to the last installment due. The promissory note shall provide the holder with the option to accrued interest due and make such principal and interest immediately due and payable upon the default of any payment of principal or interest, which default is not cured within thirty (30) days after written notice.

     13. CLOSING DATE. The purchase and sale of any Stock hereunder, shall take place at a mutually agreeable time ("Closing Date") within ninety (90) days after the Valuation Date (as defined in paragraph 11.1 herein) at the offices of the Corporation or some other mutually agreeable location. At closing, all Certificates for the Stock shall be delivered to the Purchaser, duly endorsed for transfer, with documentary stamps affixed, and the promissory note shall be delivered to the Selling Stockholder or his representative.

     14. INDEBTEDNESS OF SELLING STOCKHOLDER OR CORPORATION. Upon the purchase of Stock by the Corporation, any indebtedness then owing by the Selling Stockholder to the Corporation shall be deducted from the purchase price payable for the Stock. Upon the purchase of Stock by the non-selling Stockholders, any indebtedness of the Selling Stockholder to the Corporation shall be liquidated by the application to such indebtedness of such portion of purchase price as necessary. Any indebtedness of the Corporation to the Selling Stockholder shall be paid by the Corporation to him together with the proceeds of the redemption in accordance with the payment terms contained in paragraph 12(b).

     15. INSUFFICIENT CORPORATE SURPLUS. If at any time the Corporation desires to purchase the Stock of a Stockholder hereunder but does not have sufficient surplus or retained earnings




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(under the laws of the State of Florida existing at the time of purchase) to permit it to lawfully purchase such Stock, the Corporation and the other Stockholders shall promptly take such action as is necessary and appropriate, including revaluation of assets, to enable the Corporation to lawfully purchase and pay for such Stock. In the event the Corporation's surplus shall nevertheless prove to be insufficient to legally allow the Corporation to purchase all of the shares of Stock, then, and only then, may the remaining Stockholders purchase such shares, at the purchase price and upon the terms and conditions fixed by this Agreement for the purchase of said shares by the Corporation.

     16. RESIGNATION OF SELLING STOCKHOLDER. At the closing, the Selling Stockholder (and in the case of a corporate Stockholder, its corporate representative) shall, unless otherwise instructed by the Corporation, deliver to the Corporation his resignation as an officer, director, employee of the Corporation, and trustee of any trusts under any qualified deferred compensation plan or other plans of the Corporation, if applicable. Each Stockholder hereby gives the Secretary of the Corporation an irrevocable power of attorney to sign such resignations on behalf of such Stockholder if he shall fail to do so in accordance with this section.

     17. POST-TRANSFER RESTRICTIONS ON STOCK. From and after the date of the sale or other transfer of any shares of Stock, including a transfer by operation of law pursuant to paragraph 8 hereof, the transferee Stockholders shall be subject to all the limitations, terms, conditions, and provisions of this Agreement as if they were original parties. Any transferee who acquires Stock by any method except in accordance with the terms hereof, including but not limited to, the execution of this Agreement within five (5) business days following the date of transfer, shall be deemed to have made an immediate offer of sale of said Stock to the Corporation for the sum of $10.00. The Secretary of the Corporation is hereby given an irrevocable power of attorney to transfer said shares of Stock to the Corporation extinguishing any and all interest of said transferee in the Corporation.

     18. EQUITABLE REMEDIES. The parties hereto declare that it is impossible to measure in money the damages which may accrue to a party hereto or to the estate or personal representative of a decedent, by reason of a failure to perform any of the obligations of this Agreement. Therefore, if any party hereto or the personal representative of a decedent shall institute any action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is brought shall have no right to make the claim or defense therein, that such party or such personal representative has an adequate remedy at law. The parties further agree that the shares of Stock are unique chattels and that the equitable remedy of specific performance shall be available to enforce the terms of this Agreement.







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     19. NOTICES.  Any notices required or permitted under this Agreement shall be given promptly, in writing, and addressed by registered or certified mail, return receipt requested, postage prepaid, to the Corporation and Stockholders at the offices of the Corporation or such other addresses of which they may give notice in writing. The date of each such notice shall be the date on the notice provided such date is not earlier than the date on which the notice was deposited in the U.S. mail to the addressee.

     20. FURTHER ASSURANCE. The parties will execute and deliver all documents and instruments which are reasonably necessary to carry out the terms, conditions and purposes of this Agreement. Paragraphs 8, 9 and 10 provide that the Corporation shall have an option to purchase a Stockholder's stock upon the occurrence of certain events. The Selling Stockholder agrees that he shall not have a vote as a director in the Corporation's determination as to whether or not the Corporation shall exercise the option. However, the Selling Stockholder represents, warrants and agrees that if, pursuant to the Corporation's Articles of Incorporation or By-Laws then in effect, the Selling Stockholder's presence and voting power are necessary at a Board of Director's meeting to constitute a quorum and to obtain a majority vote of those directors present, the Selling Stockholder shall attend the meeting and cause his vote (as a director) to be recorded in such a manner as may be necessary to carry out the desire of the Stockholders (excluding the Selling Stockholder) then owning a majority in number of the Corporation's shares of Stock (excluding the Selling Stockholder's shares).

     21. TRANSFER OF LICENSES. Bahram Yusefzadeh agrees to cause The Pinnacle Group Ltd., to transfer to Phoenix International Ltd., Inc. effective March
1, 1994, any and all licenses with third parties relating to products and services. On and after March 1, 1994, all income derived from such licenses shall belong to the Corporation. From March 1, 1993, through February 28, 1994, the income from said licenses will be used by The Pinnacle Group in part to compensate Bahram Yusefzadeh for the compensation from the Corporation he has agreed to forego during said period. The licenses are described in Exhibit D attached hereto.

     22.  MISCELLANEOUS.

     22.1 This is the entire understanding and agreement of the parties and shall not be changed orally; however, this Agreement may be modified, amended or terminated by mutual agreement of the parties in writing.

     22.2 This Agreement shall inure to the benefit of and be legally binding upon the parties hereto and their heirs, personal representatives, successors and assigns, even if it should be judicially declared, at any time for any reason, that this Agreement, or any part hereof, is inapplicable to or invalid as to any or all transferees or other holders of the Stock. The



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invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

     22.3 Each individual Stockholder agrees to insert in his Will or to execute a codicil thereto, a direction to his personal representative to fulfill and comply with the provisions hereof and to sell and transfer his shares in accordance herewith, the form of which is attached hereto as Exhibit E, but failure to do so shall not release the Stock owned by the decedent from the restriction of this Agreement or the personal representative from being bound by and acting in accordance with the terms thereof.


     22.4 This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Where appropriate herein, the references to the masculine gender shall include the feminine and neuter, the singular shall include the plural and the plural, the singular, in each case as the context may require. The parties agree that proper venue for any action between the parties consent to be subject to the personal jurisdiction, of the Courts of Orange County, Florida.

     22.5 Any provision preceding the text of the several paragraphs hereof are inserted solely for the convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

     22.6 The parties hereto agree that in the event it becomes necessary for a party to seek judicial remedies for the breach or threatened breach of this Agreement, the prevailing party shall be entitled, in addition to all other remedies, to recover from the non-prevailing party all costs of such judicial action, including reasonable attorney's fees, both at the trial court and appellate court level. In addition, a Stockholder who sells, transfers or otherwise disposes of Stock of the Corporation shall pay all fees and costs incurred by the Corporation in connection with its counsel providing the legal opinion described in paragraph 4 hereof.

     22.7 This Agreement may be executed as multiple counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one agreement, and the signatures of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

     22.8 Except with respect to the enforcement of the provisions of this Agreement, each Stockholder agrees not to file any legal action against the Corporation or any other Stockholder(s) relating to any matter involving the ownership of Stock of the Corporation or its management.



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

     The parties hereto have executed this Agreement effective on the date first above written.


ATTEST:                                CORPORATION:

                                       PHOENIX INTERNATIONAL LTD. INC.

/s/ Bradley J. Davis                   By: /s/ Bahram Yusefzadeh
- ----------------------------              ----------------------------
Bradley J. Davis                           Bahram Yusefzadeh
Its Secretary                              Its President

SIGNED IN THE PRESENCE OF:             STOCKHOLDERS - CLASS A VOTING
                                       COMMON STOCK:

                                       /s/ Bahram Yusefzadeh
- ----------------------------           -------------------------------
                                       Bahram Yusefzadeh
- ----------------------------           480,000 Shares
As to Bahram Yusefzadeh

                                       /s/ Michael R. Newes
- ----------------------------           -------------------------------
As to Michael R. Newes                 Michael R. Newes
                                       10,000 Shares


                                       /s/ Terry J. Soifer
- ----------------------------           -------------------------------
                                       Terry J. Soifer
- ----------------------------           10,000 Shares
As to Terry J. Soifer

                                       /s/ George W.B. Taylor
- ----------------------------           -------------------------------
                                       George W.B. Taylor
- ----------------------------           50,000 Shares
As to George W.B. Taylor
                                       /s/ William M. Toole
- ----------------------------           -------------------------------
                                       William M. Toole
                                       50,000 Shares
- ----------------------------
As to William M. Toole



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


                        PHOENIX INTERNATIONAL LTD., INC.
                           STOCKHOLDERS AGREEMENT

                         Counterpart Signature Page


                                        PHOENIX INTERNATIONAL LTD., INC.


Attest: /s/ Bradley J. Davis            By: /s/ Bahram Yusefzadeh
        -------------------------           -------------------------------
        Bradley J.Davis                     Bahram Yusefzadeh, President
        Secretary

Signed in the presence of:              STOCKHOLDER:

                                        Name of Stockholder:
/s/                                     /s/
- ----------------------------------      -----------------------------------
                                        By: /s/
- ----------------------------------          -------------------------------
                                        Name: /s/
                                              -----------------------------
                                        Title: President
                                               ----------------------------





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